Exhibit 10.10

SUMMARY OF MANAGEMENT INCENTIVE PLAN

In the first quarter of each year, in connection with the budgeting process, Axsys establishes financial performance targets and a related targeted bonus for many of our employees. Under the Management Incentive Plan, cash bonuses become payable to these employees after the end of the subsequent year and may vary from 0% to 100% or more of the employee’s targeted bonus based on the extent to which the financial performance targets are met.